Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the use of our reports dated April 1, 2019, with respect to the consolidated balance sheets of GP Strategies Corporation (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Our report dated April 1, 2019, on the consolidated financial statements, refers to the Company’s change in its method of accounting for recognizing revenue effective January 1, 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. The Company adopted the new revenue standard using the modified retrospective method.

Our report dated April 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that GP Strategies Corporation did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses were identified and included in management’s assessment:

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Ineffective assignment of experienced knowledgeable resources to implement the Oracle Fusion Cloud Service (ERP) system, and ineffective assignment of roles, responsibilities, and authorities to manage internal and external resources.

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Ineffective risk assessment processes over the development and execution of an effective ERP system development plan. Specifically, management (i) did not exercise sufficient governance and oversight, and (ii) did not design an effective ERP system development plan including appropriate pre-production testing, data conversion and data integrity, and post-production implementation controls and training of users to ensure that the ERP system and related controls were designed in accordance with financial reporting objectives.

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Ineffective program change management controls over the completeness of Information Technology (IT) program and data changes affecting the ERP operating system, database and financial IT applications. Specifically, there was no active system log available to demonstrate the completeness and approval of all configuration changes that occurred since the implementation of the ERP system.

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Ineffective user access controls to ensure appropriate segregation of duties and to adequately restrict user access to financial applications and related data commensurate with job responsibilities. Management did not perform appropriate user access reviews in the pre-production and post- implementation phases of the ERP system development.

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Ineffective automated controls over the ERP system and ineffective manual controls that are dependent upon the completeness and accuracy of information derived from the ERP system. This includes automated and manual controls over all significant accounts presented in the consolidated financial statements.

The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and the report on the effectiveness of internal control over financial reporting does not affect our report on those consolidated financial statements.

Our report dated April 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that the Company acquired TTi Global, Inc. (TTi Global) on November 30, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, TTi Global’s internal control over financial reporting associated with total assets of $25.9 million (of which $8.2 million represented goodwill and intangible assets included within the scope of the assessment) and total revenues of $4.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TTi Global.

Our report dated April 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an emphasis of matter paragraph that states that we do not express an opinion or any other form of assurance on management’s statements, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, referring to corrective actions taken after December 31, 2018, relative to the aforementioned material weaknesses in internal control over financial reporting.

/s/ KPMG LLP
Baltimore, Maryland
January 22, 2020

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